Exhibit 99.1

NEWS RELEASE
Visteon Announces Management Change
VAN BUREN TOWNSHIP, Mich., Oct. 17, 2011 — Global automotive supplier Visteon Corporation (NYSE: VC) today announced its board of directors elected Martin E. Welch III executive vice president and chief financial officer, effective Oct. 17. Welch has held several financial management positions with both private and public companies, most recently as executive vice president and chief financial officer for United Rentals, Inc., in Greenwich, Conn.
Welch reports to Visteon Chairman, Chief Executive Officer and President Donald J. Stebbins. As a member of Visteon’s global leadership team, Welch is responsible for the company’s financial operations including treasury, tax, audit and investor relations. He will also be responsible for the company’s mergers, acquisitions and divestiture activity. Welch replaces William G. Quigley III, who is leaving Visteon on Oct. 31.
“Marty’s extensive experience in building and leading financial teams is a strong asset for Visteon as we continue to grow our global business,” Stebbins said. “Additionally, Marty brings tremendous experience in the automotive industry. We’re pleased to have him on Visteon’s leadership team.”
Most recently Welch was executive vice president and chief financial officer for United Rentals, Inc., serving on its executive leadership team from 2005-2009. He also served as chairman of the audit committee for Delphi Corporation from 2006-2009. Earlier in his career, Welch served as chief financial officer at both Kmart Corporation and Federal-Mogul Corporation and held various financial positions at Chrysler Corporation. Welch has a bachelor’s degree in accounting and an MBA from the University of Detroit Mercy and is a member of the university’s board of trustees.
Also during its normal annual review process, the board selected next year’s lead director and committee chairs. Kevin I. Dowd was unanimously selected to serve as the company’s lead independent director. In addition, the board also unanimously appointed Harry J. Wilson as chair of the finance and corporate strategy committee; Duncan H. Cocroft as chair of the audit committee; Mark T. Hogan as chair of the organization and compensation committee; and Herbert L. Henkel as chair of the corporate governance and nominating committee. The charters of each committee of the board of directors as well as the charter of the lead independent director can be viewed at http://www.visteon.com/investors/govHighlights.html. The company also selected Goldman Sachs Group, Inc., and The Rothschild Group as financial advisors.
Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, electronic, interior and lighting products for vehicle manufacturers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; the company has facilities in 26 countries and employs approximately 26,700 people. Additional information is available at www.visteon.com.
Contacts:
Media:
Jim Fisher
734-710-5557
734-417-6184 — mobile
jfishe89@visteon.com
Investors:
Chuck Mazur
734-710-5800
investor@visteon.com